Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Micro General Corporation:

We consent to the use of our report dated February 18, 2002 on the consolidated financial statements of RealEC Technologies, Inc. included in this Current Report on Form 8-K of Micro General Corporation.

KPMG LLP

Los Angeles, California
February 26, 2002